EXHIBIT D(I)
                                                                    ------------
                             AMENDMENT NO. 1 TO THE
                          INVESTMENT ADVISORY AGREEMENT

         This Amendment No. 1 dated as of November 17, 1999 is entered into by Gabelli Funds, LLC (formerly known as Gabelli Funds, Inc.) (the "Adviser") and Gabelli Global Series Funds, Inc. (the "Company"), on behalf of The Gabelli Global Telecommunications Fund, The Gabelli Global Entertainment and Media Fund, and The Gabelli Global Opportunity Fund (formerly known as The Gabelli Growth
Fund).

         WHEREAS, the Adviser and the Company entered into an Investment Advisory Agreement dated as of September 23, 1993 (the "Investment Advisory Agreement"); and

         WHEREAS, the Adviser and the Company wish to amend the Investment Advisory Agreement to reflect the change in the Adviser's name;

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

1. The name "Gabelli Funds, Inc." in the Investment Advisory Agreement is hereby deleted in all places where it appears and replaced with the name "Gabelli Funds, LLC."

2. The Investment Advisory Agreement shall remain in full force and effect in all other respects.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date and year first written above.

GABELLI GLOBAL SERIES FUNDS, INC.

By: /S/ BRUCE ALPERT
    ----------------
Bruce N. Alpert

GABELLI FUNDS, LLC

By: /S/ JAMES E. MCKEE
    ------------------
James E. McKee